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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to incorporation by reference in Registration Statements No. 33-49268, No. 33-64029, No. 333-29325, No. 333-47320 and No. 333-76954 of Atrix
Laboratories, Inc. on Form S-8, and No. 333-43191, No. 333-68585, No. 333-55634,
No. 333-74702 and No. 333-82250 of Atrix Laboratories, Inc. on Form S-3, of our report dated April 20, 2001, with respect to the balance sheet of Transmucosal Technologies Ltd. as at December 31, 2000, and the related statements of loss, changes in shareholders' equity, and cash flows for the period from July 14, 2000 (Date of Incorporation) to December 31, 2000, which report appears in this Amendment No. 1 on Form 10-K/A to the Annual Report on Form 10-K of Atrix Laboratories, Inc. for the fiscal year ended December 31, 2002.

/s/KPMG

Hamilton, Bermuda
June 18, 2003